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                                                                    EXHIBIT 99.1


[NATIONAL OILWELL LOGO]

NEWS         CONTACT: STEVE KRABLIN
                                                                  (713) 346-7773

FOR IMMEDIATE RELEASE


                NATIONAL OILWELL REPORTS SECOND QUARTER EARNINGS


HOUSTON, TX, July 25, 2003--National-Oilwell, Inc. (NYSE: NOI) reported net income of $20.4 million ($0.24 per diluted share) for its second quarter ended June 30, 2003.

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
                                Financial Results
                     (in millions, except per share amounts)
----------------------------------------------------------------------------

                                              Three Months Ended
                                   -----------------------------------------
                                   6/30/2003       3/31/2003       6/30/2002
                                   ---------       ---------       ---------
Revenues                            $475,398        $500,576        $372,390
Net Income                          $ 20,360        $ 19,166        $ 16,961
Diluted Earnings Per Share          $   0.24        $   0.23        $   0.21
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Consolidated revenues were down sequentially from the first quarter by $25 million, primarily due to lower capital equipment revenues. Consolidated operating income as a percent of revenues was essentially flat in the second quarter compared to the first.

Backlog of capital equipment at the end of the second quarter was $366 million, also essentially flat on a sequential basis. Revenues from capital equipment for the quarter totaled $155 million, and incoming orders declined to $153 million from $174 million in the prior quarter. The China Joint Venture is not included in backlog data.

Capital spending was $7.8 million, consistent with the first quarter of the year and approximately 90% of the second quarter depreciation and amortization charge.

PRODUCTS AND TECHNOLOGY GROUP

Product and Technology revenues declined due to the previously mentioned decline in capital equipment revenues. Increased revenues in downhole tools and pump expendables offset a portion of the decline. Operating income approximated 12% of revenues.

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DISTRIBUTION SERVICES GROUP

Distribution revenues increased by $5 million as strength in the United States and outside North America offset the seasonal slowdown in Canada. Operating income approximated 3% of revenues.

Pete Miller, President and CEO of National Oilwell, stated "We are very pleased that net income in the second quarter improved sequentially and year over year. Based on the marketplace trends that we are seeing, we believe that we will achieve further improvement in net income during each of the next two quarters.

"Many of our businesses benefit disproportionately from drilling activity in the Gulf of Mexico which remained flat in the second quarter. We continue to see indications of improvement in this market that should translate into increased future revenues from this area. While capital equipment orders in the quarter were down sequentially, the likely sustainability of the order flow actually improved as, unlike the first quarter, there were no new large projects added to the backlog. We experienced broad demand for all types of equipment, with continued emphasis from the offshore and international land markets."

The Company has scheduled a conference call today at 10:00 a.m. Central Time to discuss second quarter results. The call will be broadcast through the Investor Relations link on National Oilwell's web site at www.natoil.com, and a replay will be available on the site for seven days following the conference. Participants may also join the conference call by dialing 913-981-5530 (identification code: 211469) five to ten minutes prior to the scheduled start time.

National Oilwell is a worldwide leader in the design, manufacture and sale of comprehensive systems and components used in oil and gas drilling and production, as well as in providing supply chain integration services to the upstream oil and gas industry.

Statements made in this press release that are forward-looking in nature are intended to be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by National Oilwell with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.

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The following table sets forth comparative data (in thousands, except per share data):

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
                                               Quarter Ended                QUARTER ENDED                   SIX MONTHS ENDED
                                                 March 31,                     JUNE 30,                          JUNE 30,
                                                -----------         -----------------------------       ---------------------------
                                                    2003                2003               2002            2003              2002
                                                -----------         -----------         ---------       ---------         ---------
Revenues
Products and Technology Group                   $   335,476         $   311,464         $ 224,823       $ 646,940         $ 466,095
Distribution Services Group                         184,336             189,257           168,835         373,593           336,364
Eliminations                                        (19,236)            (25,323)          (21,268)        (44,559)          (41,083)
                                                -----------         -----------         ---------       ---------         ---------
    Total                                       $   500,576         $   475,398         $ 372,390       $ 975,974         $ 761,376

Operating Income
Products and Technology Group                   $    41,832         $    38,419         $  30,067       $  80,251         $  65,517
Distribution Services Group                           4,716               5,499             4,714          10,215             9,282
Corporate                                            (3,120)             (2,957)           (2,544)         (6,077)           (4,846)
                                                -----------         -----------         ---------       ---------         ---------
    Total                                       $    43,428         $    40,961         $  32,237       $  84,389         $  69,953

Net Income                                      $    19,166         $    20,360         $  16,961       $  39,526         $  38,146

Average diluted shares outstanding                   84,476              84,990            81,985          84,733            81,785

Net income per diluted share                    $      0.23         $      0.24         $    0.21       $    0.47         $    0.47

Backlog for capital equipment at quarter end    $   368,000         $   366,000         $ 278,000       $ 366,000         $ 278,000

Condensed Balance Sheet Data:

Cash and cash equivalents                       $    65,361         $    62,153
Other current assets                              1,083,769           1,097,553
                                                -----------         -----------
    Total current assets                          1,149,130           1,159,706
Net property, plant and equipment                   240,451             236,464
Other assets                                        695,041             705,398
                                                -----------         -----------
    Total assets                                $ 2,084,622         $ 2,101,568

Current liabilities                             $   369,178         $   347,396
Long-term debt                                      603,043             606,937
Other long-term liabilities                          89,704              86,899
                                                -----------         -----------
    Total liabilities                             1,061,925           1,041,232

Minority interest                                    11,530              12,641

Shareholders' equity                              1,011,167           1,047,695
                                                -----------         -----------
    Total liabilities and equity                $ 2,084,622         $ 2,101,568
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